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                                                                      EXHIBIT 23



The Board of Directors
Chrysler Financial Company L.L.C.:

We consent to incorporation by reference in the registration statement (No. 333-50780) on Form S-3 of CARCO Auto Loan Master Trust (the "Trust") of our report dated March 26, 2001, relating to the statements of assets, liabilities and equity arising from cash transactions of the Trust as of December 31, 2000 and 1999, and the related statements of cash receipts and disbursements for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000, annual report on Form 10-K of the Trust.


/s/ KPMG LLP


Detroit, Michigan
March 26, 2001